UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. _)*



                               NeighborCare, Inc.

================================================================================
                                (Name of Issuer)

                                  Common Stock

================================================================================
                         (Title of Class of Securities)

                                    64015Y104

================================================================================
                                 (CUSIP Number)

                                 Louise Guarneri
                           Credit Suisse First Boston
                    Eleven Madison Avenue, New York, NY 10010
                                (212) 325 - 2000

================================================================================
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                 March 28, 2005

================================================================================
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of paragraphs 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------
CUSIP No.  64015Y104
----------------------

1.   Names of Reporting Persons

     Credit Suisse First Boston, on behalf of the Credit Suisse
     First Boston business unit

     I.R.S. Identification Nos. of above persons (entities only)

2.   Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [x]

3.   SEC Use Only

4.   Source of Funds

     WC

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

     [x]

6.   Citizenship or Place of Organization


     Switzerland

NUMBER OF                     7.  SOLE VOTING POWER         See Item 5.
SHARES
BENEFICIALLY                  8. SHARED VOTING POWER        See Item 5.
OWNED BY EACH
REPORTING                     9. SOLE DISPOSITIVE POWER     See Item 5.
PERSON WITH
                              10. SHARED DISPOSITIVE POWER  See Item 5.


11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     See Item 5.

12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]

13.  Percent of Class Represented by Amount in Row (11)

     See Item 5.

14.  Type of Reporting Person

     BK, HC

Item 1.  Security and Issuer

         This statement on Schedule 13D (this "Statement") relates to the Common Stock (the "Shares") of NeighborCare, Inc., a Pennsylvania corporation (the "Company"). The principal executive offices of the Company are located at 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202.

Item 2.  Identity and Background

         In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Statement is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office in the United States of the Reporting Person is Eleven Madison Avenue, New York, NY 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The address of the principal business and office of CSFBI is Eleven Madison Avenue, New York, NY 10010, USA. The ultimate parent company of the Bank and CSFBI and the direct owner of the remainder of the voting stock of CSFBI is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

         CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. Credit Suisse First Boston LLC ("CSFB LLC"), a Delaware limited liability company, is a registered broker-dealer that effects trades in many companies, including the Company. CSFB LLC is the successor company of Credit Suisse First Boston Corporation ("CSFBC"), and all references hereinafter to CSFBC shall be deemed to refer to CSFB LLC. CSFB-USA is the sole member of CSFB LLC. The address of the principal business and office of each of CSFB-USA and CSFB LLC is Eleven Madison Avenue, New York, NY 10010, USA.

         CSFB-USA owns all of the voting stock of Credit Suisse First Boston Capital Holdings, Inc. ("CSFB-CHI"), a Delaware corporation and holding company. CSFB-CHI is the sole member of Credit Suisse First Boston Capital LLC ("CSFB Capital"), a Delaware limited liability company and a registered over-the-counter ("OTC") derivatives dealer that transacts OTC derivative contracts with corporate clients, high-net worth individuals and affiliates. The address of the principal business and office of each of CSFB-CHI and CSFB Capital is Eleven Madison Avenue, New York, NY 10010.

         CSG is a global financial services company with three distinct business units. In addition to the CSFB business unit, CSG is comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Reporting Person, including the Bank. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own Shares and such Shares are not reported in this statement. CSG expressly disclaims beneficial ownership of the Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of the Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.

         The name, business address, citizenship, present principal occupation or employment, and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or director of the Reporting Person, CSFBI, CSFB-USA, CSFB Capital, CSFB LLC and CSFB-CHI are set forth on Schedules A-1 through A-6 attached hereto, each of which is incorporated by reference herein.

         Except as otherwise provided herein, during the past five years none of the Reporting Person, CSFBI, CSFB-USA, CSFB Capital, CSFB LLC nor CSFB-CHI nor, to the best knowledge of the Reporting Person, any of the other persons listed on Schedules A-1 through A-6 attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

         On January 22, 2002, CSFBC, without admitting or denying any alleged violation, entered into coordinated settlements with NASD Regulation, Inc. ("NASDR") and the Securities and Exchange Commission ("SEC") resolving all outstanding investigations of CSFBC into the allocation of shares in initial public offerings ("IPOs"). CSFB-USA was then the sole stockholder of CSFBC.

         CSFBC consented to these settlements without admitting or denying any of the allegations made in the SEC's Complaint or the Letter of Acceptance, Waiver and Consent ("AWC") filed with the NASDR. The SEC and NASDR alleged that, between April 1999 and June 2000, certain CSFBC employees allocated many shares in IPOs to over 100 customers with whom they had improper profit-sharing arrangements. The NASDR and SEC alleged that certain employees allocated "hot" IPO shares to certain customers who paid the Firm a portion of the profits (between 33 and 65 percent) that they made when they sold their IPO stock, by paying inflated brokerage commissions on transactions unrelated to the IPO shares.

                  Under the terms of the coordinated settlement:

                  o CSFBC paid a total of $100 million. This amount included $30 million in fines and civil penalties divided evenly between the SEC and NASDR, and a total of $70 million in disgorgement, $35 million of which was paid to the U.S. Treasury and $35 million of which was paid to the NASDR, representing the monies obtained as a result of the conduct described by the SEC and NASDR. The SEC determined in this case that it was appropriate and in the public interest to pay funds to the U.S. Treasury rather than to any third parties.

                  o CSFBC has adopted and implemented revised policies and procedures for allocating IPOs in its broker-dealer operations. The SEC and NASD have reviewed these policies and procedures. These included the establishment of an IPO Allocation Review Committee, a process for the pre-qualification of accounts before they are eligible to receive IPO allocations and enhanced supervisory procedures, which includes the review of commissions paid by certain accounts receiving allocations around the time of the IPO. CSFBC also agreed to retain an independent consultant to review the implementation of these policies and procedures one year from the date of the settlement.

         In the NASDR settlement, CSFBC, without admitting or denying any findings, consented to a censure and findings that it violated NASD Rules 2110, 2330, 2710, 3010 and 3110. These Rules (a) require broker-dealers to adhere to just and equitable principles of trade, (b) prohibit broker-dealers from sharing in the profits of client accounts except as specifically provided, (c) require a managing underwriter to file certain information that may have a bearing on the NASDR's review of underwriting arrangements, (d) require members to establish, maintain and enforce a reasonable supervisory system, and (e) require broker-dealers to maintain certain books and records.

         The NASDR AWC also found violations of Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and SEC Rule 17a-3, thereunder, which are incorporated by NASD Rule 3110 and similarly impose certain record keeping requirements on CSFBC as a broker-dealer. In the SEC settlement, CSFBC, without admitting or denying the allegations of the Complaint, consented to entry by the District Court for the District of Columbia of a final judgment that:
         (1) permanently enjoined CSFBC, directly or indirectly, from violations of NASD Conduct Rules 2110 and 2330 and Section 17(a)(1) of the Exchange Act and SEC Rule 17a-3; and (2) ordered CSFBC to comply with certain undertakings.

         Neither the SEC nor NASDR made any allegations or findings of fraudulent conduct by CSFBC. Further, neither the SEC nor NASDR alleged that any IPO prospectus was rendered false or misleading by CSFBC's conduct or that this conduct affected either the offering price of an IPO or the price at which any IPO stock traded in the aftermarket.

         On August 13, 2002, Mr. John A. Ehinger, an executive officer of CSFB-USA and board member of CSFB LLC, without admitting or denying any alleged violation, entered into a settlement with the NASD resolving outstanding investigations of Mr. Ehinger into his alleged failure to supervise with a view toward preventing CSFBC's violations of NASD Rules 2110, 2330, 2710 and 3110, and Section 17(a) of the Exchange Act and SEC Rule 17a-3 thereunder. Under the terms of the settlement, Mr. Ehinger agreed to (1) the payment of a fine of $200,000, (2) a suspension from associating with a member firm in any and all capacities for 30 calendar days, and (3) a suspension from acting in any supervisory capacity for 30 additional calendar days, such supervisory suspension beginning after the suspension in all capacities had been served.

         On October 31, 2003, the U.S. District Court for the Southern District of New York (the "SDNY") approved the global settlement among a number of Wall Street firms, including CSFB LLC, and a coalition of state and federal regulators and self-regulatory organizations (the "Global Settlement"). CSFB LLC, without admitting or denying any alleged violation, consented to the Global Settlement and thereby resolved a Securities and Exchange Commission's ("SEC") complaint filed on April 28, 2003, in the SDNY. In this complaint, the SEC alleged that, from July 1998 to December 2001, CSFB LLC engaged in acts and practices that created or maintained inappropriate influence over research analysts, thereby imposing conflicts of interest on research analysts that CSFB LLC failed to manage in an adequate or appropriate manner. The SEC's complaint also alleged that CSFB LLC engaged in inappropriate "spinning" of "hot" IPO allocations in violation of New York Stock Exchange ("NYSE") and NASD Inc. ("NASD") rules requiring adherence to high business standards and just and equitable principles of trade, and that CSFB LLC `s books and records relating to certain transactions violated the broker-dealer record-keeping provisions of Section 17(a) of the Securities Exchange Act of 1934, NYSE Rules 401, 440 and 476(a)(6) and NASD Rules 2110 and 3110.

                  Under the terms of the Global Settlement:

                  o CSFB LLC agreed to pay the following amounts: $75 million as a penalty, $75 million as disgorgement of commissions and other monies for restitution for investors, and $50 million to be used to fund independent research. This $50 million to fund independent research is payable over a five year period.

                  o CSFB LLC is required, among other things, to: (i) separate its research and investment banking departments and make independent research available to investors, (ii) prohibit its analysts from receiving compensation for investment banking activities and prohibit analysts' involvement in investment banking "pitches" and "roadshows," (iii) contract, for a five-year period, with no fewer than three independent research firms that will make available independent research to CSFB's customers, and (iv) make its analysts' historical price targets (among other things) publicly available.

                  o CSFB LLC is permanently restrained and enjoined from violating Sections 15(c) and 17(a) of the Exchange Act, Exchange Act Rules 15c-12 and 17a-3, NASD Rules 2110, 2210, 3010, and 3110, and NYSE Rules 342, 401, 440,
                       472, and 476.

         Other Wall Street firms were subject to similar requirements.

Item 3.  Source and Amounts of Funds

         Each of CSFB Capital and CSFB LLC paid USD 64,525,280 and USD 766,673, respectively, for the Shares described in Item 5(a). Such amounts are exclusive of commissions.

         The funds used by CSFB Capital and CSFB LLC to make the acquisitions described above, and the acquisitions described on Schedule B attached hereto, came from working capital.

Item 4.  Purpose of Transaction

         CSFB Capital acquired 2,215,080 Shares for hedging purposes. CSFB LLC acquired 465 Shares for hedging purposes, 2,476 Shares as part of index arbitrage trading strategies, 1,000 Shares as part of risk arbitrage trading strategies and 21,837 Shares as part of statistical arbitrage trading strategies.

         The Reporting Person intends to optimize the value of its investments and, therefore, will review from time to time the Company's business affairs and financial position. Based on such evaluation and review, as well as general economic and industry conditions existing at the time, the Reporting Person may consider from time to time various alternative courses of action. Such actions may include the acquisition or disposition of Shares or other securities through open market transactions, privately negotiated transactions, a tender offer, an exchange offer or otherwise.

         Except as set forth herein, the Reporting Person has no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.

Item 5.  Interest in Securities of the Issuer

         (a) As of April 6, 2005, the Reporting Person may be deemed to beneficially own an aggregate of 2,240,858 Shares. CSFB Capital directly holds 2,215,080 Shares. CSFB LLC directly holds 25,778 Shares. Accordingly, the Reporting Person may be deemed to beneficially own 5.1% of the outstanding Shares. To the best knowledge of the Reporting Person, and except as described herein, neither the Reporting Person, CSFBI, CSFB-USA, CSFB Capital, CSFB LLC, CSFB-CHI nor, to the best knowledge of the Reporting Person, any other persons listed on Schedules A-1 through A-6 attached hereto, beneficially owns any additional Shares.

         (b) With respect to any rights or powers to vote, or to direct the vote of, or to dispose of, or direct the disposition of, the Shares referenced in paragraph 5(a), there is shared power to vote, or to direct the vote of, and to dispose of, or to direct the disposition of, such Shares among the Reporting Person, CSFBI, CSFB-USA, CSFB Capital, CSFB LLC, and CSFB-CHI.

         (c) Schedule B, which is incorporated herein by reference, sets forth the transactions in the Shares effected by the Reporting Person and its subsidiaries during the period beginning 60 days prior to April 6, 2005.

         (d) No other person is known by the Reporting Person to have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of the Shares beneficially owned by the Reporting Person, CSFBI, CSFB-USA, CSFB Capital, CSFB LLC or CSFB-CHI.

         (e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Not applicable.

Item 7.  Material to be filed as Exhibits

         Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:    April 7, 2005

                                    CREDIT SUISSE FIRST BOSTON, on behalf of the CREDIT SUISSE FIRST BOSTON BUSINESS
                                    UNIT

                                    By:      /s/ Louise Guarneri
                                    Name:    Louise Guarneri
                                    Title:   Director

                                 SCHEDULE A - 1

                   EXECUTIVE OFFICERS OF THE REPORTING PERSON

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of the Reporting Person. The business address of the Reporting Person is Eleven Madison Avenue, New York, NY 10010.

Name                         Business Address           Title                            Citizenship
------------------           ------------------         ------------------               ------------------

Paul Calello                 Eleven Madison Avenue      Chairman and Chief Executive     United States
                             New York, NY               Officer of the Asia-Pacific
                             10010 USA                  Region

Brady W. Dougan              Eleven Madison Avenue      Chief Executive Officer of       United States
                             New York, NY               CSFB
                             10010 USA

John A. Ehinger              Eleven Madison Avenue      Co-Head of the Equity Division   United States
                             New York, NY
                             10010 USA

Brian D. Finn                Eleven Madison Avenue      President                        United States
                             New York, NY
                             10010 USA

Marc D. Granetz              Eleven Madison Avenue      Co-Head of the Global            United States
                             New York, NY               Corporate and Investment
                             10010 USA                  Banking Division


John S. Harrison             Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

James P. Healy               Eleven Madison Avenue      Head of the Fixed Income         United States
                             New York, NY               Division
                             10010 USA

Michael E. Kenneally         Eleven Madison Avenue      Chairman and Global Chief        United States
                             New York, NY               Executive Officer of CSAM
                             10010 USA

James E. Kreitman            One Cabot Square London    Co-Head of the Equity Division   United States
                             E14 4QJ
                             Great Britain

Gary G. Lynch                Eleven Madison Avenue      Executive Vice Chairman and      United States
                             New York, NY                Global General Counsel
                             10010 USA

Neil Moskowitz               Eleven Madison Avenue      Chief Financial Officer          United States
                             New York, NY
                             10010 USA

Eileen K. Murray             Eleven Madison Avenue      Head of Global Technology,       United States
                             New York, NY               Operations and Product Control
                             10010 USA

Adebayo O. Ogunlesi          Eleven Madison Avenue      Executive Vice Chairman and      Nigeria
                             New York, NY               Chief Client Officer
                             10010 USA

Joanne Pace                  Eleven Madison Avenue      Global Head of Human Resources   United States
                             New York, NY
                             10010 USA

Michael Philipp              One Cabot Square London    Chairman and Chief Executive     United States
                             E14 4QJ                    Officer of CSFB Europe, Middle
                             Great Britain              east and Africa

Richard Edward Thornburgh    Eleven Madison Avenue      Executive Vice Chairman of       United States
                             New York, NY               Executive Board
                             10010 USA

Eric M. Varvel               Eleven Madison Avenue      Co-Head of the Global            United States
                             New York, NY               Corporate and Investment
                             10010 USA                  Banking Division

                                SCHEDULE A - 2

             EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST BOSTON, INC.

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of Credit Suisse First Boston, Inc. The business address of Credit Suisse First Boston, Inc. is Eleven Madison Avenue, New York, NY 10010, USA.

Name                         Business Address           Title                            Citizenship
------------------           ------------------         ------------------               ------------------

Frank J. DeCongelio          Eleven Madison Avenue      Bank Account Officer             United States
                             New York, NY
                             10010 USA

Brady W. Dougan              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

D. Wilson Ervin              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Brian D. Finn                Eleven Madison Avenue      Board Member, President and      United States
                             New York, NY               Chief Executive Officer
                             10010 USA

Gary G. Lynch                Eleven Madison Avenue      Managing Director and General    United States
                             New York, NY               Counsel
                             10010 USA

Neil Moskowitz               Eleven Madison Avenue      Board Member and Managing        United States
                             New York, NY               Director
                             10010 USA

Eileen K. Murray             Eleven Madison Avenue      Board Member and Managing        United States
                             New York, NY               Director
                             10010 USA

Robert C. O'Brien            Eleven Madison Avenue      Managing Director and Chief      United States
                             New York, NY               Credit Officer
                             10010 USA

Adebayo O. Ogunlesi          Eleven Madison Avenue      Managing Director                Nigeria
                             New York, NY
                             10010 USA

Carlos Onis                  Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Neil Radey                   Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Jeffrey H. Salzman           Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lewis H. Wirshba             Eleven Madison Avenue      Managing Director and            United States
                             New York, NY               Treasurer
                             10010 USA

Paul C. Wirth                Eleven Madison Avenue      Managing Director and Chief      United States
                             New York, NY               Accounting Officer and
                             10010 USA                  Controller

                                 SCHEDULE A - 3

          EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST BOSTON (USA), INC.

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of Credit Suisse First Boston (USA), Inc. The business address of Credit Suisse First Boston (USA), Inc. is Eleven Madison Avenue, New York, NY 10010, USA.

Name                         Business Address           Title                            Citizenship
------------------           ------------------         ------------------               ------------------

Frank J. DeCongelio          Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Brady W. Dougan              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

John A. Ehinger              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

D. Wilson Ervin              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Andrew B. Federbusch         Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Brian D. Finn                Eleven Madison Avenue      President, Chief Executive       United States
                             New York, NY               Officer and Board Member
                             10010 USA

James P. Healy               Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

James E. Kreitman            One Cabot Square London    Managing Director                United States
                             E14 4QJ Great Britain

Gary G. Lynch                Eleven Madison Avenue      Managing Director and General    United States
                             New York, NY               Counsel
                             10010 USA

Neil Moskowitz               Eleven Madison Avenue      Board Member and Managing        United States
                             New York, NY               Director
                             10010 USA

Eileen K. Murray             Eleven Madison Avenue      Board Member and Managing        United States
                             New York, NY               Director
                             10010 USA

Robert C. O'Brien            Eleven Madison Avenue      Chief Credit Officer             United States
                             New York, NY
                             10010 USA

Adebayo O. Ogunlesi          Eleven Madison Avenue      Managing Director                Nigeria
                             New York, NY
                             10010 USA

Neil Radey                   Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Jeffrey H. Salzman           Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Luther L. Terry, Jr.         Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lewis H. Wirshba             Eleven Madison Avenue      Managing Director and            United States
                             New York, NY               Treasurer
                             10010 USA

Paul C. Wirth                Eleven Madison Avenue      Chief Financial and Accounting   United States
                             New York, NY               Officer
                             10010 USA

                                 SCHEDULE A - 4

          EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST BOSTON CAPITAL LLC

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of Credit Suisse First Boston Capital LLC. The business address of Credit Suisse First Boston Capital LLC is Eleven Madison Avenue, New York, NY 10010, USA.


Name                         Business Address           Title                            Citizenship
------------------           ------------------         ------------------               ------------------

Timothy D. Bock              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

John F. Clark                Eleven Madison Avenue      Manager and Chief Operating      United States
                             New York, NY                Officer
                             10010 USA

Michael V. Crooks            Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Philip Daniele               Eleven Madison Avenue      Credit Risk Officer              United States
                             New York, NY
                             10010 USA

Frank J. DeCongelio          Eleven Madison Avenue      Managing Director and Bank       United States
                             New York, NY               Account Officer
                             10010 USA

Machael Emerson              Eleven Madison Avenue      General Counsel                  United States
                             New York, NY
                             10010 USA

D. Wilson Ervin              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Andrew B. Federbusch         Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

David C. Fisher              Eleven Madison Avenue      Manager                          United States
                             New York, NY
                             10010 USA

Edward W. Flynn              Eleven Madison Avenue      Director of Taxix                United States
                             New York, NY
                             10010 USA

Robert E. Griffith           Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Robert A. Klugman            Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Grace Koo                    Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lee Mallet                   Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Jason P. Manske              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Jon T. McConaughy            Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Edward J. McMahon            Eleven Madison Avenue      Control Officer                  United States
                             New York, NY
                             10010 USA

Ann Catherine Myers          Eleven Madison Avenue      Director of Compliance           United States
                             New York, NY
                             10010 USA

Paul J. O'Keefe              Eleven Madison Avenue      Chief Financial Officer          United States
                             New York, NY
                             10010 USA

Thomas O'Mara                Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Carlos Onis                  Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Stephen L. Roti              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lori M. Russo                Eleven Madison Avenue      Secretary                        United States
                             New York, NY
                             10010 USA

Taalib Shaah                 Eleven Madison Avenue      Market Risk Officer              United States
                             New York, NY
                             10010 USA

Shawn J. Sullivan            Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Sudip V. Thakor              Eleven Madison Avenue      Manager                          United States
                             New York, NY
                             10010 USA

Philip S. Vasan              Eleven Madison Avenue      Managing Director                United States
                             New York, NY 10010 USA

Thaddeus J. Walkowicz        Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lewis H. Wirshba             Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Ted Wong                     Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Simon D. Yates               Eleven Madison Avenue      Manager, Chairman and Chief      United States
                             New York, NY               Executive Officer
                             10010 USA

                                 SCHEDULE A - 5

              EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST BOSTON LLC

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of Credit Suisse First Boston LLC. The business address of Credit Suisse First Boston LLC is Eleven Madison Avenue, New York, NY 10010, USA.

Name                         Business Address           Title                            Citizenship
------------------           ------------------         ------------------               ------------------

Frank J. DeCongelio          Eleven Madison Avenue      Managing Director, Head of       United States
                             New York, NY               Operations and Bank Account
                             10010 USA                  Officer

John A. Ehinger              Eleven Madison Avenue      Board Member                     United States
                             New York, NY
                             10010 USA

Brian D. Finn                Eleven Madison Avenue      Board Member, President and      United States
                             New York, NY               Chief Executive Officer
                             10010 USA

James P. Healy               Eleven Madison Avenue      Board Member                     United States
                             New York, NY
                             10010 USA

Gary G. Lynch                Eleven Madison Avenue      Managing Director and General    United States
                             New York, NY               Counsel
                             10010 USA

Paul J. O'Keefe              Eleven Madison Avenue      Chief Financial Officer          United States
                             New York, NY
                             10010 USA

Lewis H. Wirshba             Eleven Madison Avenue      Treasurer                        United States
                             New York, NY
                             10010 USA

                                 SCHEDULE A - 6

EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST BOSTON CAPITAL HOLDINGS, INC.

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of Credit Suisse First Boston Capital Holdings Inc. The business address of Credit Suisse First Boston Capital Holdings Inc. is Eleven Madison Avenue, New York, NY 10010, USA.


Name                         Business Address           Title                            Citizenship
------------------           ------------------         ------------------               ------------------

Frank J. DeCongelio          Eleven Madison Avenue      Bank Account Officer             United States
                             New York, NY
                             10010 USA

Raymond M. Disco             Eleven Madison Avenue      Treasurer                        United States
                             New York, NY
                             10010 USA

D. Wilson Ervin              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Luke E. Farber               One Madison Avenue         General Counsel                  United States
                             New York, NY
                             10010 USA

Edward W. Flynn              Eleven Madison Avenue      Director of Taxes                United States
                             New York, NY
                             10010 USA

Robert E. Griffith           Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Jason P. Manske              Eleven Madison Avenue      Director and President           United States
                             New York, NY
                             10010 USA

Paul J. O'Keefe              Eleven Madison Avenue      Chief Financial Officer          United States
                             New York, NY
                             10010 USA

Carlos Onis                  Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lori M. Russo                One Madison Avenue New     Secretary                        United States
                             York, NY
                             10010 USA

Philip S. Vasan              Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Lewis H. Wirshba             Eleven Madison Avenue      Managing Director                United States
                             New York, NY
                             10010 USA

Simon D. Yates               Eleven Madison Avenue      Director, Chairman and Chief     United States
                             New York, NY               Executive Officer
                             10010 USA

                                   SCHEDULE B

The following table lists all trades effected by the indicated entity in the Shares for the 60 days up to and including April 6, 2005. All trades were effected in ordinary trading on the indicated exchange.

   Date       Entity     Buy/Sell     Quantity  Security   Price   CCY  Exchange
   ----       ------     --------     --------  --------   -----   ---  --------


07 Feb 2005   CSFB LLC   Sell            432    Shares    29.113   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            332    Shares    29.303   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            108    Shares    29.180   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            108    Shares    29.100   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            100    Shares    29.310   USD   NASDAQ
07 Feb 2005   CSFB LLC   Buy             180    Shares    29.409   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            100    Shares    29.470   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            360    Shares    29.470   USD   NASDAQ
07 Feb 2005   CSFB LLC   Buy             360    Shares    29.432   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell          2,600    Shares    29.330   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            500    Shares    29.300   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            600    Shares    29.358   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            100    Shares    29.330   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell          1,900    Shares    29.307   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            500    Shares    29.316   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            100    Shares    29.400   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            300    Shares    29.420   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            400    Shares    29.313   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            300    Shares    29.250   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            100    Shares    29.180   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell          1,100    Shares    29.356   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            600    Shares    29.343   USD   NASDAQ
07 Feb 2005   CSFB LLC   Sell            244    Shares    29.470   USD   NASDAQ
07 Feb 2005   CSFB LLC   Buy             148    Shares    29.160   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            300    Shares    29.640   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            200    Shares    29.640   USD   NASDAQ
08 Feb 2005   CSFB LLC   Buy             500    Shares    29.730   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell          1,018    Shares    29.700   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            200    Shares    29.790   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell             82    Shares    29.700   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            400    Shares    29.570   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            300    Shares    29.750   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.690   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.670   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.690   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            500    Shares    29.614   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            500    Shares    29.638   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.570   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.650   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.720   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            400    Shares    29.608   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            300    Shares    29.650   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.680   USD   NASDAQ
08 Feb 2005   CSFB LLC   Sell            100    Shares    29.700   USD   NASDAQ
08 Feb 2005   CSFB LLC   Buy             144    Shares    29.673   USD   NASDAQ
08 Feb 2005   CSFB LLC   Buy             144    Shares    29.680   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            391    Shares    29.442   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            131    Shares    29.488   USD   NASDAQ
09 Feb 2005   CSFB LLC   Buy             180    Shares    29.453   USD   NASDAQ
09 Feb 2005   CSFB LLC   Buy             342    Shares    29.453   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell          2,400    Shares    29.502   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            514    Shares    29.489   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            434    Shares    29.484   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            348    Shares    29.472   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            208    Shares    29.509   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            108    Shares    29.678   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            200    Shares    29.420   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell          1,400    Shares    29.495   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            300    Shares    29.440   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            100    Shares    29.480   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            100    Shares    29.460   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell          1,100    Shares    29.491   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            200    Shares    29.550   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            200    Shares    29.490   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            300    Shares    29.527   USD   NASDAQ
09 Feb 2005   CSFB LLC   Buy             100    Shares    29.540   USD   NASDAQ
09 Feb 2005   CSFB LLC   Sell            244    Shares    29.489   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell          8,606    Shares    29.430   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell          1,828    Shares    29.028   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            440    Shares    29.340   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            432    Shares    29.266   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            432    Shares    29.183   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            100    Shares    29.030   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell              8    Shares    29.030   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy              86    Shares    29.370   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy             144    Shares    29.093   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            200    Shares    29.275   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            100    Shares    29.250   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy           1,000    Shares    29.250   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy             700    Shares    29.250   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            300    Shares    29.330   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            500    Shares    29.280   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            900    Shares    29.123   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            400    Shares    29.240   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            100    Shares    29.170   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            100    Shares    29.010   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy           2,400    Shares    29.250   USD   NASDAQ
10 Feb 2005   CSFB LLC   Sell            696    Shares    29.250   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy             100    Shares    29.030   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy             200    Shares    29.030   USD   NASDAQ
10 Feb 2005   CSFB LLC   Buy             200    Shares    29.030   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            548    Shares    29.140   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            315    Shares    29.149   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            215    Shares    29.110   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             100    Shares    29.220   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             116    Shares    29.200   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             132    Shares    29.160   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             224    Shares    29.350   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             632    Shares    29.207   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            100    Shares    29.190   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell          3,300    Shares    29.131   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             700    Shares    29.149   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            100    Shares    29.140   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             100    Shares    29.260   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             200    Shares    29.315   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             900    Shares    29.302   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             400    Shares    29.200   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            923    Shares    29.189   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            100    Shares    29.090   USD   NASDAQ
11 Feb 2005   CSFB LLC   Buy             100    Shares    29.160   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell          1,300    Shares    29.134   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            500    Shares    29.122   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell            100    Shares    29.110   USD   NASDAQ
11 Feb 2005   CSFB LLC   Sell              4    Shares    29.270   USD   NASDAQ
14 Feb 2005   CSFB LLC   Sell            448    Shares    29.250   USD   NASDAQ
14 Feb 2005   CSFB LLC   Sell            300    Shares    29.087   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy              24    Shares    29.233   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             116    Shares    29.289   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             624    Shares    29.267   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             210    Shares    29.250   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy           1,000    Shares    29.238   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy           1,200    Shares    29.248   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             300    Shares    29.290   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             200    Shares    29.319   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             100    Shares    29.040   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             200    Shares    29.070   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy             400    Shares    29.098   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy           1,800    Shares    29.077   USD   NASDAQ
14 Feb 2005   CSFB LLC   Buy           3,000    Shares    29.250   USD   NASDAQ
14 Feb 2005   CSFB LLC   Sell             32    Shares    29.250   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell          3,453    Shares    29.250   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell          1,944    Shares    29.247   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            322    Shares    29.188   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            208    Shares    29.265   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell             16    Shares    29.255   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell              8    Shares    29.230   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             100    Shares    29.210   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             224    Shares    29.211   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             400    Shares    29.290   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             500    Shares    29.344   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             200    Shares    29.200   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            200    Shares    29.335   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             100    Shares    29.210   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            300    Shares    29.160   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            100    Shares    29.250   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             100    Shares    29.360   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell          1,400    Shares    29.295   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            700    Shares    29.266   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            100    Shares    29.360   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            100    Shares    29.350   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            100    Shares    29.330   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            100    Shares    29.330   USD   NASDAQ
15 Feb 2005   CSFB LLC   Buy             100    Shares    29.220   USD   NASDAQ
15 Feb 2005   CSFB LLC   Sell            292    Shares    29.250   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell          3,443    Shares    29.290   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            215    Shares    29.808   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy              16    Shares    29.850   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             179    Shares    29.851   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             200    Shares    29.450   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             215    Shares    29.552   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             300    Shares    29.960   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             354    Shares    29.766   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             374    Shares    29.791   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            100    Shares    30.050   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             400    Shares    29.780   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             600    Shares    29.800   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            100    Shares    29.450   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            100    Shares    29.802   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            100    Shares    29.810   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             500    Shares    29.852   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            300    Shares    29.864   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             100    Shares    29.640   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            210    Shares    29.431   USD   NASDAQ
16 Feb 2005   CSFB LLC   Sell            100    Shares    29.440   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             290    Shares    29.780   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy             100    Shares    29.260   USD   NASDAQ
16 Feb 2005   CSFB LLC   Buy              21    Shares    29.840   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            108    Shares    29.700   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell          6,788    Shares    29.780   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell          2,382    Shares    29.691   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell          1,375    Shares    29.585   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            847    Shares    29.627   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            408    Shares    29.643   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            332    Shares    29.598   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            262    Shares    29.650   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            100    Shares    29.670   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            140    Shares    29.917   USD   NASDAQ
17 Feb 2005   CSFB LLC   Buy             100    Shares    29.680   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            800    Shares    29.708   USD   NASDAQ
17 Feb 2005   CSFB LLC   Buy             100    Shares    29.910   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell          1,600    Shares    29.686   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            400    Shares    29.713   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            775    Shares    29.694   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            625    Shares    29.631   USD   NASDAQ
17 Feb 2005   CSFB LLC   Buy             200    Shares    29.670   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell          5,649    Shares    29.860   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            190    Shares    29.660   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            100    Shares    29.660   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell            385    Shares    29.680   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell             35    Shares    29.650   USD   NASDAQ
17 Feb 2005   CSFB LLC   Sell             32    Shares    29.660   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell          3,454    Shares    29.680   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell          1,428    Shares    29.933   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            872    Shares    29.949   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            656    Shares    30.010   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            316    Shares    29.942   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            108    Shares    29.960   USD   NASDAQ
18 Feb 2005   CSFB LLC   Buy             108    Shares    29.980   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            125    Shares    29.778   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell             99    Shares    30.020   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell          1,700    Shares    29.880   USD   NASDAQ
18 Feb 2005   CSFB LLC   Buy           1,600    Shares    29.934   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            600    Shares    29.990   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            400    Shares    29.970   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            100    Shares    30.000   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            100    Shares    29.970   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            200    Shares    30.000   USD   NASDAQ
18 Feb 2005   CSFB LLC   Buy             200    Shares    30.020   USD   NASDAQ
18 Feb 2005   CSFB LLC   Buy             100    Shares    30.020   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            200    Shares    30.020   USD   NASDAQ
18 Feb 2005   CSFB LLC   Buy             100    Shares    29.880   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell            284    Shares    29.965   USD   NASDAQ
18 Feb 2005   CSFB LLC   Sell             32    Shares    29.900   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell          6,844    Shares    30.020   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            845    Shares    29.804   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            615    Shares    29.837   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            448    Shares    29.866   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            332    Shares    29.848   USD   NASDAQ
22 Feb 2005   CSFB LLC   Buy              33    Shares    29.930   USD   NASDAQ
22 Feb 2005   CSFB LLC   Buy             132    Shares    29.910   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            400    Shares    29.930   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            120    Shares    29.920   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            500    Shares    29.860   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            100    Shares    29.890   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            600    Shares    29.875   USD   NASDAQ
22 Feb 2005   CSFB LLC   Buy             300    Shares    29.983   USD   NASDAQ
22 Feb 2005   CSFB LLC   Buy              99    Shares    29.930   USD   NASDAQ
22 Feb 2005   CSFB LLC   Buy             500    Shares    29.976   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            300    Shares    29.830   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            200    Shares    29.815   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            868    Shares    29.930   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            100    Shares    29.930   USD   NASDAQ
22 Feb 2005   CSFB LLC   Buy             100    Shares    29.840   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            300    Shares    29.920   USD   NASDAQ
22 Feb 2005   CSFB LLC   Sell            100    Shares    29.840   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell          1,335    Shares    29.852   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            732    Shares    29.860   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            440    Shares    29.852   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            132    Shares    29.858   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            100    Shares    29.890   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             242    Shares    30.010   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             100    Shares    29.850   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            989    Shares    29.884   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            200    Shares    29.980   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             300    Shares    29.907   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             400    Shares    29.925   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             400    Shares    29.910   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             700    Shares    29.933   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            100    Shares    29.850   USD   NASDAQ
23 Feb 2005   CSFB LLC   Buy             468    Shares    29.908   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell            100    Shares    30.050   USD   NASDAQ
23 Feb 2005   CSFB LLC   Sell              8    Shares    29.880   USD   NASDAQ
24 Feb 2005   CSFB LLC   Sell          3,489    Shares    29.860   USD   NASDAQ
24 Feb 2005   CSFB LLC   Sell            540    Shares    29.820   USD   NASDAQ
24 Feb 2005   CSFB LLC   Sell            456    Shares    29.822   USD   NASDAQ
24 Feb 2005   CSFB LLC   Sell              8    Shares    29.940   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             564    Shares    30.149   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             964    Shares    30.116   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy           1,264    Shares    30.113   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             310    Shares    29.932   USD   NASDAQ
24 Feb 2005   CSFB LLC   Sell            600    Shares    30.200   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             100    Shares    30.120   USD   NASDAQ
24 Feb 2005   CSFB LLC   Sell            411    Shares    30.100   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             100    Shares    29.790   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy           2,200    Shares    30.010   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             200    Shares    30.100   USD   NASDAQ
24 Feb 2005   CSFB LLC   Buy             500    Shares    29.902   USD   NASDAQ
25 Feb 2005   CSFB LLC   Sell            200    Shares    30.345   USD   NASDAQ
25 Feb 2005   CSFB LLC   Sell             70    Shares    30.340   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             100    Shares    30.300   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             488    Shares    30.243   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             538    Shares    30.296   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy           2,330    Shares    30.282   USD   NASDAQ
25 Feb 2005   CSFB LLC   Sell            173    Shares    30.130   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             800    Shares    30.271   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             700    Shares    30.280   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy           1,400    Shares    30.266   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             267    Shares    30.292   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy           1,000    Shares    30.253   USD   NASDAQ
25 Feb 2005   CSFB LLC   Buy             400    Shares    30.248   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell          5,178    Shares    30.270   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell          1,260    Shares    30.016   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell          1,040    Shares    30.009   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell            824    Shares    30.019   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell            580    Shares    30.022   USD   NASDAQ
28 Feb 2005   CSFB LLC   Buy             162    Shares    30.070   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell             97    Shares    30.070   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell          2,400    Shares    30.070   USD   NASDAQ
28 Feb 2005   CSFB LLC   Buy             100    Shares    30.010   USD   NASDAQ
28 Feb 2005   CSFB LLC   Sell            100    Shares    30.000   USD   NASDAQ
28 Feb 2005   CSFB LLC   Buy             700    Shares    30.033   USD   NASDAQ
28 Feb 2005   CSFB LLC   Buy             100    Shares    30.040   USD   NASDAQ
28 Feb 2005   CSFB LLC   Buy             100    Shares    30.050   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell              8    Shares    29.940   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             116    Shares    29.973   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy           1,164    Shares    29.997   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy           2,076    Shares    30.004   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell             86    Shares    30.190   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             100    Shares    29.950   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell          3,200    Shares    29.990   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell            600    Shares    30.300   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             100    Shares    30.170   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell         10,100    Shares    29.968   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell            800    Shares    30.009   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell            100    Shares    29.940   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             500    Shares    30.066   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy           1,100    Shares    29.970   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             100    Shares    29.960   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy           1,100    Shares    29.997   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             400    Shares    29.955   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             500    Shares    30.004   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell             47    Shares    29.990   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             200    Shares    30.110   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             600    Shares    29.967   USD   NASDAQ
01 Mar 2005   CSFB LLC   Buy             200    Shares    30.050   USD   NASDAQ
01 Mar 2005   CSFB LLC   Sell          1,000    Shares    30.300   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell          1,400    Shares    29.822   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy              38    Shares    29.820   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy           1,620    Shares    29.820   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell        548,643    Shares    29.903   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             343    Shares    29.896   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy         548,300    Shares    29.904   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell         17,200    Shares    29.810   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell          5,049    Shares    29.810   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             656    Shares    29.997   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             748    Shares    29.975   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy           2,232    Shares    29.861   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell            119    Shares    29.860   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell            100    Shares    29.810   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell             60    Shares    29.810   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy              60    Shares    29.790   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell            300    Shares    29.770   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy           1,300    Shares    29.918   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             200    Shares    30.010   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell            200    Shares    29.870   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             500    Shares    29.944   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             200    Shares    29.960   USD   NASDAQ
02 Mar 2005   CSFB LLC   Sell            153    Shares    29.820   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             800    Shares    29.911   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             300    Shares    29.770   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             500    Shares    29.770   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy             100    Shares    29.820   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy               1    Shares    29.950   USD   NASDAQ
02 Mar 2005   CSFB LLC   Buy              46    Shares    29.900   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy          50,439    Shares    30.072   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell        150,000    Shares    29.900   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell         50,000    Shares    29.950   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell         41,190    Shares    29.976   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell         27,741    Shares    30.050   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell         20,679    Shares    30.050   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell          2,019    Shares    30.050   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell             10    Shares    30.020   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy       1,267,500    Shares    29.925   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell          8,512    Shares    29.810   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             200    Shares    29.985   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             308    Shares    30.097   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             332    Shares    30.150   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             780    Shares    30.079   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             800    Shares    30.030   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy           2,949    Shares    30.126   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             600    Shares    30.010   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             100    Shares    30.090   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             200    Shares    30.085   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             200    Shares    30.100   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy           2,700    Shares    30.058   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy             300    Shares    30.060   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell            100    Shares    30.040   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy           1,500    Shares    30.047   USD   NASDAQ
03 Mar 2005   CSFB LLC   Buy           2,000    Shares    30.030   USD   NASDAQ
03 Mar 2005   CSFB LLC   Sell            258    Shares    29.850   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             108    Shares    30.300   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             116    Shares    30.270   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             548    Shares    30.272   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy           1,196    Shares    30.290   USD   NASDAQ
04 Mar 2005   CSFB LLC   Sell            500    Shares    30.250   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             500    Shares    30.244   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy           1,400    Shares    30.265   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             300    Shares    30.300   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             400    Shares    30.303   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             227    Shares    30.310   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             602    Shares    30.268   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             100    Shares    30.260   USD   NASDAQ
04 Mar 2005   CSFB LLC   Buy             600    Shares    30.307   USD   NASDAQ
04 Mar 2005   CSFB LLC   Sell          2,300    Shares    30.260   USD   NASDAQ
04 Mar 2005   CSFB LLC   Sell            100    Shares    30.250   USD   NASDAQ
04 Mar 2005   CSFB LLC   Sell            100    Shares    30.250   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell         12,700    Shares    30.192   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell         12,300    Shares    30.192   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy          25,000    Shares    30.192   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell            864    Shares    30.068   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell            624    Shares    30.061   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell             40    Shares    30.098   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             224    Shares    30.236   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             424    Shares    30.305   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             379    Shares    30.282   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy           1,100    Shares    30.130   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell            484    Shares    30.212   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             300    Shares    30.190   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell            300    Shares    30.153   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell            100    Shares    30.150   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             400    Shares    30.280   USD   NASDAQ
07 Mar 2005   CSFB LLC   Sell            100    Shares    30.130   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             100    Shares    30.130   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             300    Shares    30.280   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy             400    Shares    30.275   USD   NASDAQ
07 Mar 2005   CSFB LLC   Buy           1,600    Shares    30.130   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell         12,300    Shares    30.230   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell         10,500    Shares    30.230   USD   NASDAQ
08 Mar 2005   CSFB LLC   Buy          22,800    Shares    30.230   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell          1,696    Shares    30.222   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell            756    Shares    30.246   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell            548    Shares    30.145   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell            340    Shares    30.237   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell            200    Shares    30.290   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell          3,088    Shares    30.340   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell          1,000    Shares    30.301   USD   NASDAQ
08 Mar 2005   CSFB LLC   Buy             800    Shares    30.291   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell            400    Shares    30.275   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell            100    Shares    30.300   USD   NASDAQ
08 Mar 2005   CSFB LLC   Buy             100    Shares    30.140   USD   NASDAQ
08 Mar 2005   CSFB LLC   Buy             300    Shares    30.340   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell          3,000    Shares    30.340   USD   NASDAQ
08 Mar 2005   CSFB LLC   Sell          1,600    Shares    30.306   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            100    Shares    30.210   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell          1,480    Shares    30.136   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell          1,121    Shares    30.168   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            964    Shares    30.145   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            467    Shares    30.174   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy             100    Shares    30.190   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy             493    Shares    30.092   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            200    Shares    30.220   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy           1,500    Shares    30.090   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            600    Shares    30.124   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy             200    Shares    30.180   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            200    Shares    30.300   USD   NASDAQ
09 Mar 2005   CSFB LLC   Sell            100    Shares    30.130   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy             100    Shares    30.090   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy             100    Shares    30.180   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy           2,300    Shares    30.174   USD   NASDAQ
09 Mar 2005   CSFB LLC   Buy              94    Shares    30.140   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            224    Shares    30.076   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            108    Shares    30.020   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            100    Shares    30.110   USD   NASDAQ
10 Mar 2005   CSFB LLC   Buy             117    Shares    30.200   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            100    Shares    30.180   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            252    Shares    30.060   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            300    Shares    30.010   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            300    Shares    30.110   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            300    Shares    30.023   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            800    Shares    30.135   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            100    Shares    30.050   USD   NASDAQ
10 Mar 2005   CSFB LLC   Buy             100    Shares    30.210   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell          1,900    Shares    30.019   USD   NASDAQ
10 Mar 2005   CSFB LLC   Sell            200    Shares    29.950   USD   NASDAQ
10 Mar 2005   CSFB LLC   Buy           2,000    Shares    30.060   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            990    Shares    30.090   USD   NASDAQ
11 Mar 2005   CSFB LLC   Buy             990    Shares    30.090   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            216    Shares    30.005   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            108    Shares    29.990   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            100    Shares    30.050   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            777    Shares    30.014   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            400    Shares    30.050   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            200    Shares    30.020   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            700    Shares    30.054   USD   NASDAQ
11 Mar 2005   CSFB LLC   Buy             200    Shares    30.060   USD   NASDAQ
11 Mar 2005   CSFB LLC   Buy             300    Shares    30.057   USD   NASDAQ
11 Mar 2005   CSFB LLC   Buy             200    Shares    30.060   USD   NASDAQ
11 Mar 2005   CSFB LLC   Buy             107    Shares    30.140   USD   NASDAQ
11 Mar 2005   CSFB LLC   Buy             100    Shares    30.030   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell          2,244    Shares    30.090   USD   NASDAQ
11 Mar 2005   CSFB LLC   Sell            500    Shares    30.050   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            470    Shares    30.354   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            260    Shares    30.354   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             200    Shares    30.320   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             530    Shares    30.366   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell          1,747    Shares    30.400   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             100    Shares    30.090   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             324    Shares    30.400   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             115    Shares    30.291   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             100    Shares    30.300   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            900    Shares    30.368   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            400    Shares    30.330   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            400    Shares    30.323   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            200    Shares    30.280   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell            200    Shares    30.070   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             100    Shares    30.360   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             288    Shares    30.225   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy             100    Shares    30.390   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy           1,700    Shares    30.366   USD   NASDAQ
14 Mar 2005   CSFB LLC   Buy           2,200    Shares    30.359   USD   NASDAQ
14 Mar 2005   CSFB LLC   Sell             16    Shares    30.300   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            100    Shares    30.460   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell          2,684    Shares    30.332   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell          1,628    Shares    30.252   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            108    Shares    30.410   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell              8    Shares    30.200   USD   NASDAQ
15 Mar 2005   CSFB LLC   Buy              16    Shares    30.415   USD   NASDAQ
15 Mar 2005   CSFB LLC   Buy             200    Shares    30.425   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            100    Shares    30.210   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            100    Shares    30.420   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            400    Shares    30.360   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            200    Shares    30.400   USD   NASDAQ
15 Mar 2005   CSFB LLC   Buy             100    Shares    30.440   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell          1,200    Shares    30.338   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            100    Shares    30.390   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            100    Shares    30.400   USD   NASDAQ
15 Mar 2005   CSFB LLC   Buy             144    Shares    30.240   USD   NASDAQ
15 Mar 2005   CSFB LLC   Sell            171    Shares    30.450   USD   NASDAQ
15 Mar 2005   CSFB LLC   Buy             243    Shares    30.370   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            100    Shares    30.140   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell             60    Shares    30.100   USD   NASDAQ
16 Mar 2005   CSFB LLC   Buy             160    Shares    30.125   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            764    Shares    30.090   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            532    Shares    30.106   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            108    Shares    30.070   USD   NASDAQ
16 Mar 2005   CSFB LLC   Buy             500    Shares    30.150   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            162    Shares    30.100   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            300    Shares    30.100   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell            200    Shares    30.310   USD   NASDAQ
16 Mar 2005   CSFB LLC   Buy             100    Shares    30.070   USD   NASDAQ
16 Mar 2005   CSFB LLC   Buy             200    Shares    30.120   USD   NASDAQ
16 Mar 2005   CSFB LLC   Sell          3,000    Shares    30.140   USD   NASDAQ
17 Mar 2005   CSFB LLC   Sell            373    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Sell            163    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Sell            124    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             660    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Sell            108    Shares    30.010   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             100    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             200    Shares    30.240   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy           2,589    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy           4,932    Shares    30.131   USD   NASDAQ
17 Mar 2005   CSFB LLC   Sell            200    Shares    30.110   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy           2,200    Shares    30.095   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             700    Shares    30.109   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             200    Shares    30.100   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             100    Shares    30.100   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy           1,300    Shares    30.098   USD   NASDAQ
17 Mar 2005   CSFB LLC   Sell          2,400    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy             100    Shares    30.090   USD   NASDAQ
17 Mar 2005   CSFB LLC   Buy           2,600    Shares    30.097   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell          3,484    Shares    30.090   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell          1,820    Shares    29.714   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell          1,516    Shares    29.703   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell            384    Shares    29.617   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             132    Shares    29.800   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy          89,072    Shares    30.200   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             100    Shares    29.620   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell            300    Shares    29.657   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy           4,400    Shares    29.725   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             100    Shares    29.830   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy           1,500    Shares    29.750   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell            600    Shares    29.718   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell            300    Shares    29.697   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             700    Shares    29.683   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell            200    Shares    29.640   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             400    Shares    30.000   USD   NASDAQ
18 Mar 2005   CSFB LLC   Sell          2,200    Shares    30.200   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             700    Shares    30.010   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy             100    Shares    29.680   USD   NASDAQ
18 Mar 2005   CSFB LLC   Buy           2,100    Shares    29.752   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             200    Shares    29.085   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             600    Shares    28.990   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy          68,300    Shares    29.105   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell          3,506    Shares    29.080   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell          1,727    Shares    29.077   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell          1,065    Shares    29.095   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell            895    Shares    29.357   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell            424    Shares    29.204   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             216    Shares    29.690   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             200    Shares    29.000   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             800    Shares    29.228   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy           3,741    Shares    29.257   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             900    Shares    29.310   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell            200    Shares    29.270   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy           1,200    Shares    29.158   USD   NASDAQ
21 Mar 2005   CSFB LLC   Sell            100    Shares    28.990   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             500    Shares    29.192   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             171    Shares    29.424   USD   NASDAQ
21 Mar 2005   CSFB LLC   Buy             443    Shares    29.060   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy             100    Shares    28.710   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell          5,308    Shares    28.744   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell          1,749    Shares    28.790   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell            896    Shares    28.753   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy             399    Shares    29.000   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy             400    Shares    29.000   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell            108    Shares    28.750   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy             300    Shares    28.820   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell             69    Shares    28.790   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy           5,059    Shares    28.785   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy           1,500    Shares    29.003   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy           1,500    Shares    28.959   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell            100    Shares    28.750   USD   NASDAQ
22 Mar 2005   CSFB LLC   Buy             500    Shares    28.910   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell            100    Shares    28.840   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell            100    Shares    29.050   USD   NASDAQ
22 Mar 2005   CSFB LLC   Sell             12    Shares    29.010   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy             100    Shares    28.460   USD   NASDAQ
23 Mar 2005   CSFB LLC   Sell          2,808    Shares    28.660   USD   NASDAQ
23 Mar 2005   CSFB LLC   Sell            440    Shares    28.641   USD   NASDAQ
23 Mar 2005   CSFB LLC   Sell            432    Shares    28.640   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy              69    Shares    28.490   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy           2,500    Shares    28.674   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy             400    Shares    28.600   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy           1,200    Shares    28.678   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy             200    Shares    28.640   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy             400    Shares    28.700   USD   NASDAQ
23 Mar 2005   CSFB LLC   Sell            354    Shares    28.643   USD   NASDAQ
23 Mar 2005   CSFB LLC   Buy             354    Shares    28.700   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell          8,600    Shares    29.060   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            864    Shares    29.036   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            308    Shares    29.053   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            108    Shares    29.040   USD   NASDAQ
24 Mar 2005   CSFB LLC   Buy             100    Shares    29.040   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            800    Shares    29.044   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            300    Shares    29.047   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            300    Shares    29.043   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            300    Shares    29.033   USD   NASDAQ
24 Mar 2005   CSFB LLC   Buy             200    Shares    29.040   USD   NASDAQ
24 Mar 2005   CSFB LLC   Buy             284    Shares    29.040   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell            400    Shares    29.048   USD   NASDAQ
24 Mar 2005   CSFB LLC   Sell          8,600    Shares    29.060   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell          1,165    Shares    29.000   USD   NASDAQ
28 Mar 2005   CSFB LLC   Buy           1,165    Shares    29.000   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell          1,124    Shares    28.919   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            980    Shares    28.894   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            540    Shares    28.984   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell              8    Shares    28.950   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            400    Shares    29.040   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            300    Shares    28.907   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            400    Shares    28.935   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            200    Shares    29.035   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            200    Shares    28.865   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            400    Shares    29.025   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            343    Shares    28.983   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell            100    Shares    29.000   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell              4    Shares    29.050   USD   NASDAQ
28 Mar 2005   CSFB LLC   Sell              3    Shares    28.900   USD   NASDAQ
28 Mar 2005   CSFB LLC   Buy               1    Shares    29.040   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            500    Shares    28.960   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            410    Shares    28.957   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             160    Shares    28.959   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             750    Shares    28.959   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell          8,600    Shares    28.970   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell          6,196    Shares    28.996   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell          4,373    Shares    29.066   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell          2,776    Shares    28.920   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell             48    Shares    29.057   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             316    Shares    29.083   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             432    Shares    28.990   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             648    Shares    29.164   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy           1,636    Shares    29.045   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             108    Shares    29.020   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            185    Shares    28.990   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell             40    Shares    28.970   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy           2,100    Shares    28.881   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            300    Shares    29.060   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            400    Shares    28.908   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            600    Shares    29.077   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            300    Shares    29.107   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            200    Shares    29.150   USD   NASDAQ
29 Mar 2005   CSFB LLC   Buy             200    Shares    29.020   USD   NASDAQ
29 Mar 2005   CSFB LLC   Sell            200    Shares    28.970   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy              24    Shares    29.180   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy           2,196    Shares    29.230   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy             340    Shares    29.110   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy             372    Shares    39.320   USD   NASDAQ
30 Mar 2005   CSFB LLC   Sell            527    Shares    28.990   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy             200    Shares    29.160   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy              40    Shares    28.990   USD   NASDAQ
30 Mar 2005   CSFB LLC   Sell          1,216    Shares    29.280   USD   NASDAQ
30 Mar 2005   CSFB LLC   Sell          1,400    Shares    29.010   USD   NASDAQ
30 Mar 2005   CSFB LLC   Sell            200    Shares    29.370   USD   NASDAQ
30 Mar 2005   CSFB LLC   Sell          2,500    Shares    29.070   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy             981    Shares    29.020   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy             392    Shares    29.350   USD   NASDAQ
30 Mar 2005   CSFB LLC   Buy             200    Shares    29.400   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy           1,900    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            936    Shares    29.210   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            216    Shares    29.220   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell          1,310    Shares    29.150   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell          6,392    Shares    29.130   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            108    Shares    29.130   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             200    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             173    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell          2,400    Shares    29.240   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell          2,400    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             600    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             200    Shares    29.130   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            500    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            400    Shares    29.140   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            100    Shares    29.210   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            200    Shares    29.210   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            800    Shares    29.220   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell          1,484    Shares    29.130   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             600    Shares    29.250   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             200    Shares    29.130   USD   NASDAQ
31 Mar 2005   CSFB LLC   Sell            200    Shares    29.150   USD   NASDAQ
31 Mar 2005   CSFB LLC   Buy             106    Shares    29.300   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell          8,494    Shares    29.200   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            213    Shares    29.280   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell          3,483    Shares    29.250   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell          2,757    Shares    29.380   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell          2,356    Shares    29.670   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            278    Shares    29.250   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            413    Shares    29.890   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            500    Shares    29.620   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            200    Shares    29.060   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            200    Shares    29.610   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            100    Shares    29.890   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            100    Shares    29.720   USD   NASDAQ
01 Apr 2005   CSFB LLC   Buy             200    Shares    29.610   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            100    Shares    29.030   USD   NASDAQ
01 Apr 2005   CSFB LLC   Buy             200    Shares    29.060   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell          1,700    Shares    29.190   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            400    Shares    29.600   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell          1,000    Shares    29.890   USD   NASDAQ
01 Apr 2005   CSFB LLC   Sell            500    Shares    29.890   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy           1,042    Shares    29.620   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy             826    Shares    29.600   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell          1,608    Shares    29.630   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell            224    Shares    29.620   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell              6    Shares    29.560   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell          3,535    Shares    29.890   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell          3,535    Shares    29.550   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell            138    Shares    29.590   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy             100    Shares    29.440   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy             725    Shares    29.610   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell          1,300    Shares    29.610   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell            300    Shares    29.540   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell            300    Shares    29.610   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy             700    Shares    29.570   USD   NASDAQ
04 Apr 2005   CSFB LLC   Sell            894    Shares    29.580   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy           1,500    Shares    29.590   USD   NASDAQ
04 Apr 2005   CSFB LLC   Buy              29    Shares    29.450   USD   NASDAQ
05 Apr 2005   CSFB LLC   Buy             300    Shares    29.54    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            200    Shares    29.66    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy             300    Shares    29.67    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            300    Shares    29.62    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy             124    Shares    29.54    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            430    Shares    29.62    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            200    Shares    29.63    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            200    Shares    29.66    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy           1,300    Shares    29.63    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy             100    Shares    29.67    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            536    Shares    29.59    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell              6    Shares    29.64    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy           2,418    Shares    29.64    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            100    Shares    29.66    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            295    Shares    29.66    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy             106    Shares    29.61    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy             300    Shares    29.67    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            156    Shares    29.66    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell          1,428    Shares    29.63    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            400    Shares    29.63    USD   Nasdaq
05 Apr 2005   CSFB LLC   Buy             708    Shares    29.65    USD   Nasdaq
05 Apr 2005   CSFB LLC   Sell            113    Shares    29.66    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy               1    Shares    29.65    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell            300    Shares    29.70    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy           1,426    Shares    29.60    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell            530    Shares    29.69    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy             900    Shares    29.62    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy             200    Shares    29.74    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy             700    Shares    29.71    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell            300    Shares    29.60    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell            200    Shares    29.69    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy           1,088    Shares    29.67    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy             112    Shares    29.62    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell            218    Shares    29.73    USD   Nasdaq
06 Apr 2005   CSFB LLC   Buy           1,760    Shares    29.64    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell             18    Shares    29.71    USD   Nasdaq
06 Apr 2005   CSFB LLC   Sell          1,278    Shares    29.68    USD   Nasdaq